PERSONAL AND CONFIDENTIAL

November 9, 2017

Ms. Kathleen P. Leneghan

Dear Kathy:

We are pleased to appoint you the position of Interim Chief Financial Officer reporting directly to Matt Monaghan, Chairman, President and CEO. Your responsibilities as Interim Chief Financial Officer will commence effective upon the termination of employment of the current CFO.

The following represents the terms and conditions of your employment:

Employment Term and Compensation

Term
The term of this agreement shall begin on November 1, 2017 and will continue until a non-interim Chief Financial Officer commences employment with the Company.

Salary
Effective November 1, 2017, you will receive $9,000.00 per month in addition to your current monthly rate for as long as you serve as Interim Chief Financial Officer, or for a minimum of six months. After such time, you will cease to receive the additional $9,000.00 per month.

Provisional Bonus
Additionally, when a non-interim Chief Financial Officer commences employment, you will receive a one-time lump sum bonus equal to $9,000.00 per month for each month you performed duties as Interim Chief Financial Officer. In the event you resign prior to the hire date of a non-interim Chief Financial Officer, you will not receive this one-time lump sum bonus.

INVACARE CORPORATION
One Invacare Way, P. O. Box 4028, Elyria, Ohio 44036-2125 USA
440-329-6000 Fax 440-366-9008 www.invacare.com

Ms. Kathleen P. Leneghan
November 9, 2017

Separation Protection

Termination Pay - If the Company terminates your employment without cause, the Company will continue to pay your salary (as Vice President & Corporate Controller), in accordance with normal payroll practice, for a period of six months.

For purposes of determining termination pay, termination by Invacare without cause shall mean termination by Invacare for any reason other than (a) death, (b) disability, (c) conduct by you which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interest of Invacare and/or (d) breach by you of the terms of this letter or the Technical Information and Non-competition Agreement and conflict of interest documents signed by you.

Kathy, we are excited to have you accept this interim role. If there are any questions regarding this offer, please contact me at (440) 329-6735.

Sincerely,

/s/ Matthew E. Monaghan

Matthew E. Monaghan
Chairman, President & CEO

To acknowledge acceptance of this offer, please sign below and return one copy to me.

/s/ Kathleen P. Leneghan	11/9/2017
Signature	Date